Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated November 9, 2006, related to the financial statements of Middle Kingdom Alliance Corp., as of September 30, 2006 and for the period from January 17, 2006 (date of inception) to September 30, 2006, appearing in Amendment No. 6 to the Registration Statement No. 333-133475 of Middle Kingdom Alliance Corp. Our report contains an emphasis of a matter paragraph regarding uncertainties as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus including in such Registration Statement.

WEISER LLP

New York, New York

December 13, 2006